[VIACOM LETTERHEAD]
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             NOTICE OF SPECIAL AND ANNUAL MEETINGS OF STOCKHOLDERS
                           TO BE HELD ON JULY 7, 1994

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To Viacom Inc. Stockholders:

     A Special Meeting (the "Special Meeting") of Stockholders of Viacom Inc. ("Viacom") will be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York at 10:30 a.m. (local time) on July 7, 1994 to consider the following proposals:


          (1) the approval and adoption of the Amended and Restated Agreement and Plan of Merger dated as of February 4, 1994, as further amended as of May 26, 1994 (the "Paramount Merger Agreement") among Viacom, Viacom Sub Inc., a wholly owned subsidiary of Viacom (the "Merger Subsidiary"), and Paramount Communications Inc. ("Paramount"), a copy of which is attached as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger of the Merger Subsidiary with and into Paramount, pursuant to which each share of Common Stock, par value $1.00 per share, of Paramount (other than shares held by Viacom, Paramount and their subsidiaries and by holders who demand and perfect appraisal rights) will be converted into the right to receive (i) 0.93065 of a share of Class B Common Stock, par value $.01 per share, of Viacom ("Viacom Class B Common Stock"), (ii) $17.50 principal amount of 8% exchangeable subordinated debentures due 2006 of Viacom, (iii) 0.93065 of a contingent value right of Viacom, representing the right to receive (under certain circumstances) cash or securities of Viacom depending on market prices of Viacom Class B Common Stock during a one-, two-or three-year period following the merger, (iv) 0.5 of a three-year warrant to purchase one share of Viacom Class B Common Stock at $60 per share, and (v) 0.3 of a five-year warrant to purchase one share of Viacom Class B Common Stock at $70 per share, all as more fully described in the accompanying Joint Proxy Statement/Prospectus (collectively, the "Paramount Merger Consideration"); such approval and adoption includes, without limitation, the approval of the issuance of the Paramount Merger Consideration;



          (2) the approval of an amendment to the Restated Certificate of Incorporation of Viacom increasing the number of shares of Viacom Class A Common Stock authorized to be issued from 100 million to 200 million;

          (3) the approval of an amendment to the Restated Certificate of Incorporation of Viacom increasing the number of shares of Viacom Class B Common Stock authorized to be issued from 150 million to one billion;

          (4) the approval of an amendment to the Restated Certificate of Incorporation of Viacom increasing the number of shares of preferred stock of Viacom authorized to be issued from 100 million to 200 million;

          (5) the approval of an amendment to the Restated Certificate of Incorporation of Viacom increasing the maximum number of directors constituting the Board of Directors of Viacom from 12 to 20; and


          (6) such other business as may properly be brought before the Special Meeting.
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     Under applicable law, holders of Viacom Class A Common Stock or Viacom
Class B Common Stock will not have appraisal rights in connection with the approval and adoption of the Paramount Merger Agreement because, among other reasons, Viacom is not a constituent corporation in the merger.

     The 1994 Annual Meeting of Stockholders of Viacom will be held immediately following the Special Meeting, at the same location as the Special Meeting, to consider the following proposals:

          (1) the election of 10 directors;

          (2) the approval of the Viacom Senior Executive Short-Term Incentive Plan;

          (3) the approval of the Viacom 1994 Long-Term Management Incentive
     Plan;

          (4) the approval of the Viacom Stock Option Plan for Outside
     Directors;

          (5) the approval of the appointment of independent auditors for 1994; and

          (6) such other business as may properly come before the Annual Meeting or any adjournment thereof.


     Pursuant to the By-laws of Viacom, the Board of Directors has fixed the close of business on May 31, 1994 as the time for determining stockholders of record entitled to notice of, and to vote at, the Special Meeting and the Annual Meeting.


     Each share of Viacom Class A Common Stock will entitle the holder thereof to one vote on all matters which may properly come before the meetings.


     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETINGS IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXIES AND RETURN THEM IN THE ACCOMPANYING ENVELOPE. IF YOU PLAN TO ATTEND THE MEETINGS, PLEASE MARK THE APPROPRIATE SPACE ON EACH OF THE ENCLOSED PROXIES.


                                          By order of the Board of Directors,

                                          /s/ PHILIPPE P. DAUMAN

                                          PHILIPPE P. DAUMAN
                                          Secretary


June 6, 1994


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